Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (333-119265) of Corporate Property Associates 16 – Global Incorporated of our report dated February 26, 2013, except with respect to our opinion on the financial statements insofar as it relates to the effects of discontinued operations as discussed in Notes 9, 13, 17, 18, 19, and 21, as to which the date is September 30, 2013, relating to the financial statements and financial statement schedules which appears in this Current Report on Form 8-K of Corporate Property Associates 16 – Global Incorporated dated October 1, 2013.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 30, 2013